UMB FINANCIAL CORPORATION

SCOUT INVESTMENTS RETENTION AND ANNUAL PERFORMANCE PROGRAM

EFFECTIVE JANUARY 1, 2012

SECTION I.

DEFINITIONS.

     In addition to the terms defined elsewhere throughout this Program (as defined in Section II hereof), capitalized terms used herein shall have the meanings as set forth in Appendix A to this Program.

SECTION II.

PURPOSE OF THE PROGRAM.

     The Company desires to effect a program pursuant to which Participants may annually be eligible to receive a bonus with respect to a calendar-year performance period (each a “Performance Year”) in which they are selected as participants under such program, 50% in the form of a cash-based award and 50% in the form of a Company Stock-based award, based on Scout Investments' financial performance during such Performance Year. Pursuant to this Program, an annual bonus pool (the "SIRAPP Bonus Pool") will be created at the beginning of the calendar year immediately following the Performance Year, if Scout Investments' Operating Margin (computed after taking into account the expenses associated with this Program for such Performance Year) for the Performance Year equals or exceeds an established threshold for such Performance Year (the “Threshold Operating Margin”). If the Threshold Operating Margin is achieved, then the SIRAPP Bonus Pool will be created in an amount equal to a percentage (the “Funding Percentage”) of the difference between the Performance Year's Actual Pretax Net Income and the Baseline Pre-tax Net Income amount (the "Net Income Spread"). The Funding Percentage will be 15% for each Performance Years in which the Threshold Operating Margin is achieved. If, however, for any Performance Year, the Operating Margin (after taking into account the expense associated with the funding of the SIRAPP Bonus Pool at the maximum Funding Percentage of 15%) is computed as being less than the Threshold Operating Margin reflected in the table set forth in Section V below, then the Funding Percentage shall be reduced to a level where it results in the Threshold Operating Margin being achieved. If, for any Performance Year, the Threshold Operating Margin cannot be achieved by reducing the Funding Percentage all the way to zero percent (0%), then no SIRAPP Bonus Pool will be established for such Performance Year.

Eligible Participants may receive grants from the SIRAPP Bonus Pool in amounts determined by the Committee, and such grants will be 50% in the form of a Deferred Cash Award and 50% in the form of a Deferred Stock Award of Service-Based Restricted Stock of the Company under the Company's Long-Term Incentive Compensation Plan, as amended (the “LTIP”) (such Deferred Cash Awards and Deferred Stock Awards being collectively referred to as the “Awards” and the term “Grant” or “Granting” as used herein shall refer to the Committee’s act of issuing or granting an Award). Each of such Awards will vest and be paid in three (3) equal installments on the first business day of the first, second and third calendar years following the calendar year in which they were Granted (each of such three business days being referred to herein as a “Deferred Cash Award Vesting Date” or a “Deferred Stock Award Vesting Date”, as applicable). This program shall be known as the "Scout Investments Retention and Annual Performance Program" and, hereinafter referred to as the "Program."

SECTION III.

ADMINISTRATION.

     The Program shall be administered by the Committee (provided however that the Committee may delegate such administration to a designatee in the case of Participants who are not, during the applicable Performance Year(s), Designated Executives for purposes of the LTIP). The Committee shall have full power to delegate to one or more members of senior management of the Company, or a committee thereof, all or a part of the Committee's power and authority set forth herein as the Committee shall so determine; provided, however, in no event may any determination or action be taken by such designatee which would affect or relate to a Designated Executive, and no authority relating to a Deferred Stock Award shall be delegated by the Committee. The Committee shall have full power, in its sole discretion, to interpret, construe and administer the Program and to adopt rules and regulations relating to the Program. Decisions made by the Committee (or its designatee) in good faith and in the exercise of its powers and duties hereunder shall be final and binding upon all parties concerned. No member of the Committee (or its designatee)shall be liable to anyone for any action taken or decision made in good faith pursuant to the power or discretion vested in such member or the Committee or any designatee under the Program.

SECTION IV.

PARTICIPATION.

     Eligibility for participation in the Program is limited solely to those persons selected by the Committee. Selection as a Participant does not guarantee receipt of any Awards pursuant to the Program for any particular (or any) Performance Year, and participation (whether or not an Award is made for a particular Performance Year) for one Performance Year does not entitle such person to be a Participant for any future Performance Year. Generally, the Committee shall select and designate the Participants for a specific Performance Year no later than the ninetieth (90th) day of such Performance Year; provided, however, the Committee may, in its sole discretion be permitted to add new Participants or remove selected Participants at any time during such Performance Year. In no event however, except with respect to the 2012 Performance Year, shall any Designated Executive be added as a Participant subsequent to the 90th day of the respective Performance Year.

SECTION V.	THRESHOLD OPERATING MARGIN FOR SIRAPP BONUS
POOL FUNDING.

     With respect to each Performance Year, the SIRAPP Bonus Pool will be funded, and Awards Granted, only if the Operating Margin for that Performance Year is equal to or greater than the Threshold Operating Margin set forth below for such Performance Year. Achievement of an Operating Margin equal to or greater than the Threshold Operating Margin is referred to herein as "Threshold Operating Margin Achievement."

Performance Year	Threshold Operating Margin

2012	0%

2013	0%

2014	30%

2015	30%

	2016	32%

	2017	32%

	2018	33%

SECTION VI.	FUNDING OF SIRAPP BONUS POOL.

     For any Performance Year with Threshold Operating Margin Achievement, the Company will credit to the SIRAPP Bonus Pool for such Performance Year an amount equal to the Funding Percentage of the Net Income Spread for such Performance Year. Such funding and the Granting of all Deferred Cash Awards and Deferred Stock Awards related thereto shall occur as soon as practicable after the end of that Performance Year but in no event later than March 15th of the calendar year following the Performance Year for which the SIRAPP Bonus Pool was funded.

SECTION VII. DETERMINATION OF AMOUNT OF SIRAPP BONUSES.

     Subject to and in accordance with the conditions set forth in this Section VII, for any Performance Year where SIRAPP Bonus Pool funding has occurred in accordance with and at the time set forth in Sections V and VI above, the Committee may divide and allocate among the selected Participants some or all of the SIRAPP Bonus Pool through the Granting of Deferred Cash Awards and Deferred Stock Awards to such selected Participants. The manner in which the SIRAPP Bonus Pool is divided and allocated among eligible Participants, and the amounts of the Awards, shall be discretionary and, in the sole judgment of the Committee, based upon the Participant's performance during the Performance Year to which the SIRAPP Bonus Pool funding relates, and other relevant factors. Notwithstanding the general discretion granted to the Committee in the preceding sentence, in no event shall the Committee (1) Grant a Deferred Cash Award and Deferred Stock Award to any Designated Executive for any Performance Year in amounts that in the aggregate exceeds a dollar amount equal to the product of (a) the SIRAPP Bonus Pool for such Performance Year, multiplied by (b) the percentage established by the Committee for such Designated Executive as of the 90th day of the Performance Year (which percentage may not be thereafter increased during the Performance Year), or (2) make any adjustment to the SIRAPP Bonus Pool allocation percentages after the 90th day of such Performance Year that increases the amount that, absent any such adjustment, would have been allocated to a Participant who is a "covered employee" as defined in Code Section 162(m)(3) for that same Performance Year.

     (A) In all cases, a Participant must be employed by the Company or Scout Investments on the last day of a Performance Year to be eligible to receive an Award for that Performance Year and, except as provided in Section VIII (B)(i) below, in order to be eligible to receive an Award, the Participant must be employed by the Company or Scout Investments on the date the Award is Granted.

     (B) If the aggregate amount of all Awards Issued for any given Performance Year is less than 100% of the SIRAPP Bonus Pool for that Performance Year, then the balance of such SIRAPP Bonus Pool shall be returned to the Company.

SECTION VIII.	FORM AND TIMING OF SIRAPP BONUSES AND AWARD
GRANTS.

     All SIRAPP Bonuses shall be determined and the related Awards Granted on or before March 15th of the calendar year following the Performance Year to which such SIRAPP Bonuses relates. Each SIRAPP Bonus shall be Granted (x) 50% in the form of a Deferred Cash Award and (y) 50% in the form of a Deferred Stock Award to be paid/vest pursuant to and in accordance with the LTIP, except as otherwise provided below:

(A) General Vesting/Payment Terms. Except as provided in Subsection (B) or

(C)	below, Awards shall be paid / vest as follows:

	(i)	Deferred Cash Awards.

(a) The first 1/3 of a Deferred Cash Award shall be paid on the first business day of the first calendar year following the calendar year in which the Deferred Cash Award was Granted (e.g., January 2, 2014 for a Deferred Cash Award Issued in March of 2013 with respect to the 2012 Performance Year), in accordance with this Program;

     (b) The second 1/3 of such Deferred Cash Award shall be paid on the first business day of the second calendar year following the calendar year in which the Deferred Cash Award was Granted, in accordance with this Program; and

     (c) The third 1/3 of such Deferred Cash Award shall be paid on the first business day of the third calendar year following the calendar year in which the Deferred Cash Award was Granted, in accordance with this Program.

     (d) No interest shall accrue or be paid with respect to any Deferred Cash Award. Notwithstanding the foregoing and except to the extent provided for in subsections (B) or (C) below, the Participant must be employed by the Company or Scout Investments on the applicable Deferred Cash Award Vesting Date to be eligible to receive payment of the Deferred Cash Award, and upon any Participant's termination of employment with the Company or Scout Investments for any reason other than those described in subsections (B) or (C) below, all of such Participant's rights to receive any future payments with respect to any Deferred Cash Award shall be immediately forfeited upon the Participant's termination of such employment.

     (ii) Deferred Stock Awards. A Deferred Stock Award represents the Participant's entitlement (x) to receive shares of Company Stock upon a future Deferred Stock Award Vesting Date (e.g., pursuant to a restricted stock unit type of award granted under the LTIP) or (y) for shares of Company Stock issued on the Grant date of the Deferred Stock Award, to vest (i.e., no longer be subject to a substantial risk of forfeiture) on the schedule provided for below (e.g., pursuant to a restricted stock type of award granted under the LTIP). The total number of shares of Company Stock subject to a Deferred Stock Award shall be determined by dividing 50% of the Participant's

SIRAPP Bonus by the Fair Market Value (as defined under the LTIP) of a share of Company Stock on the day that the Deferred Stock Award was Granted, and rounded down to the nearest whole share. Such Deferred Stock Award shall result in either the issuance of shares of Company Stock or vesting of shares of Company Stock (as the case may be depending upon the form of the Deferred Stock Award) as follows:

     (a) The first 1/3 of the shares subject to such Deferred Stock Award shall vest/issue on the first business day of the first calendar year following the calendar year in which the Deferred Stock Award was Granted, in accordance with this Program and the LTIP;

     (b) The second 1/3 of the shares subject such Deferred Stock Award shall vest/issue on the first business day of the second calendar year following the calendar year in which the Deferred Stock Award was Granted, in accordance with this Program and the LTIP; and

     (c) The third 1/3 of the shares subject such Deferred Stock Award shall vest/issue on the first business day of the third calendar year following the calendar year in which the Deferred Stock Award was Granted, in accordance with this Program and the LTIP.

     (d) Notwithstanding the foregoing and except to the extent provided for in subsections (B) or (C) below, the Participant must be employed by the Company or Scout Investments on the applicable Deferred Stock Award Vesting Date to be eligible to receive/vest in such tranche of the Deferred Stock Award. Upon any Participant's termination of employment with the Company or Scout Investments for any reason other than as provided for in subsections (B) or (C) below, all of such Participant's rights to receive/vest in any shares of Company Stock pursuant to any Deferred Stock Award shall be immediately forfeited upon such termination of employment

     (B) Payment Upon Involuntary Termination. With respect to any Participant who, while employed by the Company or Scout Investments, is Involuntarily Terminated after the end of a given Performance Year, the Participant's SIRAPP Bonus for that Performance Year, if any, and any Awards Granted before the Participant's Involuntary Termination shall be treated as follows:

     (i) If the SIRAPP Bonus (if any) for the Performance Year has not been made and the Participant's Involuntary Termination occurs after the end of such Performance Year (i.e., on or after January 1) but before the Granting of the Awards for the Performance Year, then the full amount of the SIRAPP Bonus (if any) for the Performance Year shall be made as an immediate lump-sum cash payment on the date the Awards would otherwise have been Granted under this Program in lieu of a Deferred Cash Award and Deferred Stock Award. If the Participant's Involuntary Termination is due to the Participant's death, such lump-sum cash payment shall be made to the Participant's designated beneficiary/estate.

     (ii) With respect to Awards Granted before the Participant's Involuntary Termination but for which all or a portion of such Awards have not been paid or vested,

(a) any unpaid portion of any outstanding Deferred Cash Awards at the time of the Participant's Involuntary Termination shall immediately be accelerated and paid within 60 days of the Participant's Involuntary Termination and (b) any unvested or unissued portion of any Deferred Stock Awards at the time of the Participant's Involuntary Termination shall vest/issue immediately upon the Participant's Involuntary Termination. If the Participant has died, any such issuance or payment shall be made to the Participant's designated beneficiary/estate.

     (C) Change of Control. In the event of a Change of Control (as defined in the LTIP) whereby any buyer or successor owner is not obligated pursuant to the definitive acquisition agreement to assume and continue this Program, all Deferred Stock Awards shall be deemed to become immediately vested and nonforfeitable on the 15th day prior to the effective date of such Change in Control (but in all cases contingent upon such Change of Control being consummated) and all Deferred Cash Awards shall become payable immediately upon the closing of such Change of Control transaction.

SECTION IX. RIGHTS TO SIRAPP BONUSES ARE UNSECURED.

     A Participant's potential right to a SIRAPP Bonus does not constitute an equity or other ownership interest in the Company. The Company shall not be required to and shall not segregate any funds representing any Deferred Cash Award and nothing in this Program shall be construed as providing for such segregation. Nothing in this Program and no action taken pursuant to its terms, shall create or be construed to create a trust or escrow account of any kind, or a fiduciary relationship between the Company, on the one hand, and a Participant, or any other person, on the other hand. All Participants shall rely solely on the unsecured promise of the Company to make the payments contemplated hereunder, but shall have the right to enforce such a claim in the same manner as any unsecured general creditor of the Company. Employee has no preferred claim on, or any beneficial ownership in, any assets of the Company.

SECTION X.	AMENDMENT AND TERMINATION OF PROGRAM; TERM OF
PROGRAM

     This Program constitutes the entire and final terms of the Program and supersedes all prior agreements and undertakings, written and oral. relating to the subject matter hereof. The Committee may, at any time or times, amend the Program, pursuant to written resolution adopted by the Committee; provided, however, no amendment shall be effective to decrease the amount of the SIRAPP Bonus Pool for the Performance Year in which such amendment is made. The Committee may, with respect to any future Performance Year terminate the Program by written resolution adopted by the Committee; provided, however, unless otherwise determined by the Committee, the Program shall automatically expire after the Performance Year ending on December 31, 2018. In the event the Program is terminated, no further Awards will be Granted under the Program, but Awards Granted before the termination of the Program shall continue in accordance with this Program until such Award either becomes vested and payable, or is forfeited.

SECTION XI.

I.R.C. § 409A COMPLIANCE.

It is intended that the provisions of the Program comply with Section 409A of the

Code and the Treasury regulations and guidance issued thereunder ("Section 409A") and that the

Program be interpreted and operated consistent with such requirements of Section 409A in order to avoid the application of additive income taxes under Section 409A ("409A Penalties"). To the extent that a payment, or the settlement or deferral thereof, is subject to Section 409A, except as the Participant and the Committee otherwise determines in writing, the payment shall be paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the payment, settlement or deferral shall not be subject to the 409A Penalties. To extent that a Participant would otherwise be entitled to any payment or benefit under this Program that constitutes “deferred compensation” subject to Section 409A and that if paid during the six months beginning on the date of the Participant's termination of employment would be subject the 409A Penalties because the Participant is a “specified employee” (within the meaning of Section 409A and as determined from time to time by the Committee), the payment will be paid to the Participant on the earliest of the six-month anniversary of the termination of employment, a change in ownership or effective control of the Company (within the meaning of Section 409A) or the Participant's death. For purposes of this Program, the use of the phrase "termination of employment" and phrases of similar meaning shall have the same meaning as a "separation from service" within the meaning of Section 409A.

     Notwithstanding any provision of the Program to the contrary, the Program shall not be amended in any manner that would cause (i) the Program or any amounts or benefits payable hereunder to fail to comply with the requirements of Section 409A, to the extent applicable, or (ii) any amounts or benefits payable hereunder that are not subject to Section 409A to become subject thereto (unless they also are in compliance therewith), and the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to the Program. Notwithstanding any other provision in this Program, the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Program to reflect the intention that the Program qualifies for exemption from or complies with Section 409A in a manner that as closely as practicable achieves the original intent of the Program and with the least reduction, if any, in overall benefit to the Program's Participants to comply with Section 409A on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A; provided, however, that neither the Company nor the Board makes any representation that the Program shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to the Program.

SECTION XII.

NON-ASSIGNABILITY.

     A Participant's rights pursuant to this Program may not be transferred, alienated, assigned, pledged, hypothecated or otherwise disposed of other than by will or by the laws of descent and distribution. If a Participant attempts to alienate, assign, pledge, hypothecate, or otherwise dispose of the Participant's rights to any SIRAPP Bonus, Deferred Cash Award or Deferred Stock Award or any other right pursuant to this Program, or in the event of any levy, attachment, execution, or similar process upon the right or interest conferred by this Program, the Committee may terminate all of the Participant's rights under this Program and all Deferred Cash Awards and Deferred Stock Awards granted to such Participant, and all such of Participant's rights under this Program will thereupon become null and void.

SECTION XIII.

MISCELLANEOUS.

     There shall be deducted from each payment of a Deferred Cash Award the amount of any tax required by any governmental authority to be withheld by the Company with respect to such payment. There shall be deducted from each payment or vesting of a Deferred Stock Award the amount of any tax required by any governmental authority to be withheld by the Company with respect to such payment and in accordance with the actual LTIP award agreement relating to such Deferred Stock Award.

     Nothing in the Program shall be construed to give any person any benefit, right or interest except as expressly provided herein, and nothing in the Program shall be construed as establishing any right of continued employment by the Company.

     The provisions of the Program, except where otherwise required by law, will be governed, construed, enforced, and administered in accordance with the laws of the State of Missouri.

SECTION XIV.

RECOVERY OR WITHHOLDING OF AWARDS

     Under Section VI and VII above, the applicable Funding Percentage of the Net Income Spread for the applicable Performance Year is credited to the SIRAPP Bonus Pool and allocated among the Participants in the form of a Grant of Deferred Cash Awards and a Deferred Stock Awards. In computing the Net Income Spread, determining such allocations, and computing the Awards that each Participant is to be Granted under the Program for the respective Performance Year, the Committee may rely upon financial results, operating metrics, or other performance measurements or information (“Data”) relating to Scout Investments or to the Participant. If the Committee (or its delegate) were to initially make determinations based on the Data provided to it, but nevertheless subsequently determine or concludes that either:

(i) any Data is incorrect or incomplete or requires adjustment in order to be accurate (irrespective of whether a restatement or re-determination is required), and that the use of such incorrect, incomplete or “un-adjusted” Data has resulted in an Award (as it was initially determined or computed) being larger (or having vested sooner) than it would have if full and accurate Data had been used; or

(ii) the Participant has been found by the Committee (or its designate) to have engaged in illegal, dishonest, fraudulent or intentional misconduct that had a material impact on causing the amount of the Award (as it was initially determined or computed) to be larger (or to have vested sooner or to have otherwise been paid or delivered sooner) than it would have been in the absence of such illegal, dishonest, fraudulent or intentional misconduct, then the Committee shall have the discretion, to extent permitted by governing law, to require that the Participant return to the Company, up to 100% of the Award and /or cause the cancellation or non-delivery, non-payment, or non-vesting, of up to 100% of the Award.

     In exercising the above discretion, the Committee (or its delegate) may withhold or cancel restricted Company Stock in the amount or manner specified or provided for in Section 954 of the Dodd-Frank Act (or any applicable regulations promulgated thereunder or otherwise by regulatory agencies having jurisdiction over the Company or its subsidiaries) with respect to such situations; provided, however, that if there is no such amount or manner specified in such Act or regulations, then the Company is entitled (to the extent not prohibited by applicable law or regulation) to withhold or cancel cash or restricted Company Stock having a value equal to the amount specified by the Compensation Committee (or its delegate) in its reasonable discretion (but in no event shall such amount be less than the amount required by Section 954). If such a withholding or cancellation is not possible (e.g., because restricted Company Stock has already been delivered to the Recipient with the restrictions removed, or cash has already been paid to the Recipient), then the Participant must deliver and transfer to the Company, shares or cash having a value equal to the applicable amount described above.

     Notwithstanding the foregoing, if within thirty-six (36) months after the date that cash was paid or restrictions on restricted Company Stock received by Recipient lapsed or were scheduled to lapse pursuant to the terms of the respective grant agreement, the Committee (or its delegate) has not notified Recipient that a return, withholding, cancellation or repayment is being demanded or imposed, then no such return, withholding, cancellation or repayment can thereafter be demanded or imposed regarding such Award.

SECTION XV.

EFFECTIVE DATE.

     The Program shall be effective as of January 1, 2012 such that the first Awards shall be Granted on or before March 15,, 2013.

Appendix B – Definitions

     "Actual Pretax Net Income" means, Scout Investment's total direct and indirect income, minus its total expenses (including but not limited to salary, benefits, FF&E, Special Service & Fees, legal and professional fees, amortization of purchase premium & fees, miscellaneous expenses, and Service Costs and Overhead allocations) all as customarily reported from time to time on the periodic internal reports of profits and losses prepared by the Company with respect to Scout Investments Inc.; the format and content of such reports may change from time to time, and an example of such report in use at the time this Program is adopted is attached (for demonstrative purposes only) as Exhibit 1, reflecting some of the categories of expenses referenced in the above parenthetical.

     "Baseline Pretax Net Income" means The pre-tax net income for the calendar year 2011, as reflected by the “NI After Tax” entry on Exhibit 1.

"Board" means the Board of Directors of the Company.

     “Cause” means (i) the Participant’s (A) failure to devote substantially all normal working hours to Scout Investments’ business except as specifically approved by the board of Scout Investments, or (B) failure to perform his/her assigned duties in a professional manner satisfactory to the Board of Scout Investments, or the President or Chief Executive Officer of UMB Financial Corporation, or (C) failure to achieve substantially all of his/her annual performance standards or metrics agreed to in writing by the Participant and his/her supervisor (or, if applicable, the Committee) over an extended period of time, or, (D) failure to observe and abide by the policies and decisions of Scout Investments and of the Company, in all material respects after the Participant has received written notice and direction regarding such policies and decisions; (ii) Participant’s refusal to comply in material respects with reasonable, specific and lawful directions of the board of Scout Investments, or of or of the President or Chief Executive Officer of UMB Financial Corporation, (iii) the Participant engages in acts or omissions or other misconduct against Scout Investments or the Company, including, without limitation, breaches of fiduciary duty, malfeasance, intentional wrongdoing or dishonest or fraudulent acts, that materially injure Scout Investments' or the Company’s business, reputation or operations; (iv) the Participant is convicted of, or enters into a plea of nolo contendere to, any crime involving the theft or willful destruction of money or other property, any crime involving moral turpitude or fraud, or any crime constituting a felony; or (v) Participant engages in the use of alcohol or drugs on the job (excluding the reasonable use of alcohol in connection with entertaining clients or similar business functions), or engages in excessive absenteeism from the performance of the Participant’s duties as the Company’s employee, other than for reasons of illness or Disability; provided, however, all determinations of the occurrence or existence of the actions or circumstances set forth above in subsections (i) through (v) above shall be made by the Committee (or its designate) in its absolute discretion but acting in good faith; and provided further that no termination for Cause will be made for the reasons set forth in clauses (i) (A) through (D), unless (I) the Company has given the Participant thirty (30) days’ written notice of the reason or circumstances providing a basis for the termination, (II) the Participant has had an opportunity during such thirty (30)-day period to cure the reason or circumstance (if it is capable of being cured), and (III) the reason or circumstance remains uncured after the expiration of such thirty (30)-day period, in which case Company may terminate the Participant’s employment with the Company for Cause by giving five (5) days’ notice thereof to the Participant. The Company is not required to provide additional written notice or give the Participant the opportunity to cure such reason or circumstance if the Participant subsequently engages in the same or substantially similar conduct that gave rise to the original notice of termination.

“Committee” means the Compensation Committee of the Board.

“Company” means UMB Financial Corporation.

"Company Stock" means common stock of the Company.

     "Change in Control " means a Change in Control of Company as such term is defined in the LTIP.

     "Deferred Cash Award" means a Participant's right to receive cash payments on the applicable Deferred Cash Award Vesting Dates as described in Section VIII (A) (i)(a) through (c).

     "Deferred Cash Award Vesting Date" means the applicable payment date that a tranche of a Deferred Cash Award would be made as described in Section VIII (A) (i)(a) through (c).

     "Deferred Stock Award" means an award granted under the LTIP pursuant to which Participant will either receive, or become vested in one or more shares of Company Stock as described in Section VIII(A) (ii)(a) through (c). All Deferred Stock Awards shall be subject to both the terms and conditions set forth in this Program, the LTIP and the applicable LTIP award agreement; provided, however, the terms of such LTIP award agreement shall not be inconsistent with the terms and conditions of this Program.

     "Deferred Stock Award Vesting Date" means the applicable payment or vesting date for a tranche of a Deferred Stock Award as described in Section VIII (A) (ii)(a) through (c).

     "Designated Executive" means a Participant who has been designated by the Committee as an individual whose compensation is to be fixed exclusively by the Committee and as that term is used under the LTIP.

     "Disability" or "Disabled" means a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the participant's employer.

     "Funding Percentage" means either 15% where the Operating Margin Threshold is achieved after 15% of the Net Income Spread has been paid to the SIRAPP Bonus Pool, or, if Operating Margin Threshold cannot be achieved with 15% of the Net Income Spread being paid to the SIRAPP Bonus Pool, the largest percent of Net Income Spread that could be paid to the SIRAPP Bonus Pool while still enabling the Operating Margin Threshold to be achieved. If the

Operating Margin Threshold cannot be achieved even with 0% of the Net Income Spread being paid to the SIRAPP Bonus Pool, then the Funding Percentage will be 0%. In no event may the Funding Percentage exceed 15%.

     “Good Reason” means that, without Participant’s prior written consent, one or more of the following events occurred: (i) Scout Investments or Company materially breaches any employment agreement that it may have with Participant hereof; or (ii) Scout Investments’ board or the President or Chief Executive Officer of UMB Financial Corporation, materially changes Participant’s duties from those assigned to Participant as of the date of this Effective Date of this Plan (unless Participant has agreed to the change, or failed to protest in writing any such change during the 15-day period immediately following his/her being notified of such change); provided, however, that Participant will not be deemed to have quit for the reasons set forth in clauses (i) or (ii) above, unless (A) Participant has, within thirty (30) days of the first occurrence of the events or circumstances providing a basis for Participant’s resignation, and given the Scout Investments board and Company thirty (30) days’ written notice of such events or circumstances and of Participant’s intention to resign as a result thereof, (B) Scout Investments has had an opportunity during such thirty (30) day-period to cure the reason or circumstance (if it is capable of being cured), and (C) the reason or circumstance remains uncured after the expiration of such thirty (30)-day period, in which case Participant may terminate Participant’s employment with Scout Investments by giving five (5) days’ notice thereof to Scout Investments’ board and the Company.

     "Involuntary Termination" or "Involuntarily Terminated" means a Participant's termination of employment with the Company due to: (i) the Participant's death, (ii) the Participant's Disability, (iii) the Company's termination of the Participant's employment other than for Cause, or (iv) the Participant's resignation for Good Reason.

     "LTIP" means the Company's Long-Term Incentive Compensation Plan, a Company shareholder-approved equity compensation plan pursuant to which Company-equity-based awards may be issued to eligible employees of the Company and its subsidiaries.

     "Net Income Spread" means, for a Performance Year while this Program is in effect, that Performance Year's Actual Pretax Net Income minus Baseline Pretax Net Income.

     "Operating Margin" means Pre-tax Net Income for the respective Performance Year minus the amount credited to the SIRAPP Bonus Pool for that Performance year, divided by total revenue for that Performance year.

     "Participant" means an individual selected by the Committee to receive a bonus from the SIRAPP Bonus Pool for a Performance Year in accordance with Section IV hereof and who continues to be designated by the Committee as a Participant at the end of the Performance Year.

"Performance Year" has the meaning as set forth in Section II of this Program.

     "SIRAPP Bonus" means the bonus paid to Participants in accordance with Sections VII and VIII of this Program.

     "SIRAPP Bonus Payment Date" means, for each Performance Year, the date during the following calendar year on which the Committee takes those actions set forth in Section VIII,

including Granting of Deferred Stock Awards and Deferred Cash Awards. The SIRAPP Bonus Payment Date shall be used as the applicable date from which the payment dates and vesting dates for a Participant's Deferred Cash Award and Deferred Stock Award are measured, respectively.

     "SIRAPP Bonus Pool" means the means the annually calculated notional bonus pool, expressed in dollars, which shall be equal to the Funding Percentage of the immediately preceding Performance Year's Net Income Spread, and which will distributed in accordance with Sections VII and VIII hereof.

     "Scout Investments" means Scout Investments, Inc., a wholly-owned subsidiary of the Company.